FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-09

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

To: MELISSA BAND (WELLS FARGO SECURITI)

At: Jun 19 2015 12:14:41

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C29 - PUBLIC NEW ISSUE **PRICING DETAILS** $1,092 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES

CO-MANAGERS: CITIGROUP, DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDY	SIZE($MM)	C/E	WAL	SPD	CPN	YLD	$PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	50.145	30.000%	2.59	38	1.4770	1.4592	99.9988
A-2	AAAsf/AAA(sf)/Aaa(sf)	30.508	30.000%	4.77	65	2.5520	2.3195	100.9996
A-3	AAAsf/AAA(sf)/Aaa(sf)	170.000	30.000%	9.74	93	3.3680	3.2551	100.9935
A-4	AAAsf/AAA(sf)/Aaa(sf)	476.065	30.000%	9.91	95	3.6370	3.2882	102.9962
A-SB	AAAsf/AAA(sf)/Aaa(sf)	97.199	30.000%	7.29	85	3.4000	2.9393	102.9975
A-S	AAAsf/AAA(sf)/Aa2(sf)	88.277	22.500%	9.97	132	4.0130	3.6631	102.9973
B	AA-sf/AA-(sf)/NR	70.621	16.500%	9.97	150	4.1940	3.8431	102.9952
C	A-sf/A-(sf)/NR	50.024	12.250%	9.97	230	4.2245	4.6431	97.3313
D	BBB-sf/BBB-(sf)/NR	58.851	7.250%	9.97	385	4.2245	6.1931	86.2054

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDY	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-4FL	AAAsf/AAA(sf)/Aaa(sf)	396.065	30.000%	9.91	45.1%	16.9%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,177,025,122
NUMBER OF LOANS:	133
NUMBER OF PROPERTIES:	151
WA CUT-OFF LTV:	64.5%
WA BALLOON LTV:	55.5%
WA U/W NCF DSCR:	1.98x
WA U/W NOI DEBT YIELD:	11.8%
WA MORTGAGE RATE:	4.266%
TOP TEN LOANS %:	32.6%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(49.2%), RMF(20.1%), SPREF(12.3%), WDCPF(9.6%), NCB(8.7%)

TOP 5 PROPERTY TYPES:	MULTIFAMILY(28.8%), RETAIL(26.7%), OFFICE(25.1%), SELF STORAGE(6.8%), HOSPITALITY(4.9%)

TOP 5 STATES:	NY(15.5%), TX(14.6%), FL(13.8%), VA(6.0%), CA(4.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICER:	MIDLAND LOAN SERVICES AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP:	AFFILIATE OF DOUBLELINE CAPITAL L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	WED, 6/10 AND THUR, 6/11
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	JUNE 26, 2015

ROADSHOW
HARTFORD, BREAKFAST: THURS, 6/11 @ 8:30AM ET, Max's Downtown
BOSTON, LUNCH: THURS, 6/11 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST: THURS, 6/11 @7:30AM CT, GRAND HOTEL MINNEAPOLIS
NEW YORK 1x1's: WED, 6/10
CONFERENCE CALLS: UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM	REVIEW CODE: WFCM2015C29
DIRECT LINK: http://www.netroadshow.com/nrs/wp/default.html?show=af564E

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4.